Exhibit 10.1

[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY WJ COMMUNICATIONS, INC. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

WJ COMMUNICATIONS, INC.

401 RIVER OAKS PARKWAY

SAN JOSE, CALIFORNIA  95134

March 1, 2006

Mr. R. Gregory Miller

Re: Employment Agreement

Dear Mr. Miller:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with WJ Communications, Inc. (the “Company”), effective as of DATE  (the “Effective Date”). You acknowledge that if the Effective Date does not occur on or before DATE, the Company shall have no obligation to employ you and this Agreement shall terminate.

1.             Employment and Services.  The Company shall employ you as Vice President and Chief Financial Officer of the Company, for the period beginning on the Effective Date and ending upon termination pursuant to Section 5 below (the “Employment Period”).  During the Employment Period, you shall render such services to the Company and its affiliates and subsidiaries as the Chief Executive Officer and the Board of Directors of the Company (the “Board”) shall reasonably designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Company; provided, however, you may participate in outside activities as long as such activities do not interfere with your obligations under this Agreement, are not competitive with the Company, and you receive prior approval from the Board (which approval will not be unreasonably withheld).

2.             Compensation.

a.             Annual Base Salary.  The Company shall pay you an annual base salary (“Annual Base Salary”) of Two Hundred Thirty Thousand Dollars ($230,000) during the Employment Period, subject to annual review in each year of the Employment Period thereafter (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year in which you are employed by the Company).  The first such annual review will occur during or about April 2007.  Your Annual Base Salary may be increased in years following the first year of employment but may not be decreased.  As used herein, the term “Annual Base Salary” refers to the Annual Base Salary as so increased.  Such Annual Base Salary shall be payable in installments in accordance with the Company’s regular payroll practices.

b.             Bonus.  In addition, subject to the immediately subsequent Section, you will be eligible to receive a bonus, calculated and paid based upon the current plan (but not to exceed yearly), to be paid as soon as practicable after each plan period, but not later than one hundred twenty (120) days after the end of each such plan period.  In order to determine the amount of such bonus, the Company shall determine appropriate business targets and certain individual objectives for you for each plan period, and your bonus for each such plan period shall be based upon the extent to which the Company and you attain such targets and objectives. Your plan period bonus target shall be ***. The determination of appropriate business targets with respect to each plan period shall take place not later than thirty (30) days following the receipt by the Board from the Company’s senior management of the Company’s operating budget with respect to such fiscal period.

c.             Notwithstanding anything herein to the contrary, there shall be deducted or withheld from all amounts payable to you under this Agreement amounts for all federal, state, city or other taxes required by applicable law to be so withheld or deducted and any other amounts authorized for deduction by or required by law.

3.             Options.

a.             Options.  You will be granted as of the Effective Date a non-qualified stock option to purchase 500,000  shares of Common Stock of the Company, with a per share exercise price equal to the per share fair market value of the Common Stock of the Company as of the Effective Date (the “Option Grant”).  The Option Grant will be in accordance with WJ Communications, Inc. 2000 Employee Stock Incentive Plan and shall be subject to the terms and conditions set forth in the attached Executive Time Vesting Stock Option Agreement (the “Option Agreement”) to be entered into between the Company and you simultaneously with entering into this Agreement.  Any of the foregoing and the terms and conditions of the Option Agreement to the contrary notwithstanding, upon the earlier to occur of (A) the termination of your employment within six (6) months of the occurrence of a Change in Control (as defined in the Executive Time Vesting Stock Option Agreement), which termination is (i) by the Company other than for Cause (as defined below), or (ii) by you with Good Reason (as defined below), you shall be fully vested in any then unvested shares under the Option Grant (it being understood that there shall not be accelerated vesting of the shares under the Option Grant upon any other termination of your employment).

b.             Performance-Vested Stock Options.  180,000 Shares of the stock options shall vest based on performance (“Performance Shares”) subject to the terms and conditions of the Plan and the applicable Performance Stock Option Agreement (the “Performance Award”).  The Performance Shares shall vest conditioned on your satisfaction of certain performance targets and objectives.

c.             Time-Vested Restricted Stock.  As of the Effective Date, you will be granted 10,000 shares of Restricted Stock .  These shares of Restricted Stock will vest on the one-year anniversary of the Effective Date.

4.             Benefits.  During the Employment Period, you shall be entitled to participate in the Company’s fringe benefit plans for its executives, subject to and in accordance with applicable eligibility requirements, such as group medical, dental and vision care insurance, executive medical reimbursement, tax preparation, 401(k), employee stock purchase program, life and disability insurance plans and all other benefit plans (other than severance and equity-based plans or arrangements) generally available to the Company’s executive officers.  In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your duties hereunder, consistent with Company policy.  You shall be entitled to take time off in accordance with the Company’s top management vacation policy.

***         CONFIDENTIAL MATERIAL REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.             Termination and Severance.  The Employment Period shall terminate on the first to occur of (i) thirty (30) days following written notice by you to the Company of your resignation without Good Reason (it being understood that you will continue to perform your services hereunder during such thirty (30) day period if requested, but the Company may terminate your services sooner if it so elects), (ii) thirty (30) days following written notice by you to the Company of your resignation with Good Reason (it being understood that you will continue to perform your services hereunder during such thirty (30) day period provided that the Company does not elect to terminate your employment sooner if it so elects), (iii) your death or Disability (as defined below), (iv) a vote of the Board directing such termination for Cause, (v) a vote of the Board directing such termination without Cause, or (vi) the third (3rd) anniversary of the Effective Date (the “Scheduled Expiration Date”); provided, however, that the Scheduled Expiration Date shall be automatically extended for successive one-year periods unless, at least ninety (90) days prior to the then-current Scheduled Expiration Date, either the Company or you shall give written notice to the other of an intention not to extend the Employment Period.  In the event of termination of the Employment Period pursuant to clause (ii) or (v) above, the Company shall pay to you an amount equal to your Annual Base Salary as in effect immediately prior to the termination of the Employment Period, such amount to be paid periodically in accordance with the Company’s regular payroll practices over the twelve (12) month period immediately following such termination (the “Severance Benefit”).

Notwithstanding the preceding sentence, the Severance Benefit shall be computed as an amount equal to one hundred fifty percent (150%) of your Annual Base Salary as in effect immediately prior to the termination of the Employment Period and shall be paid periodically in accordance with the Company’s regular payroll practices over the twelve (12) month period immediately following such termination solely in a circumstance in which there has occurred a Change in Control (as defined in the Option Agreement) within six (6) months prior to any termination by you for Good Reason or by the Company without Cause. Notwithstanding anything in this Agreement to the contrary, in the event that payment of the Severance Benefit, either alone or together with other payments (or the value of other benefits) which you have the right to receive from the Company in connection with a Change in Control, would not be deductible (in whole or in part) by the Company as a result of the Severance Benefit or other payments or benefits constituting a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefit (or, at your election, such other payments and/or benefits, or a combination of such other payments and/or benefit and/or the Severance Benefit) shall be reduced to the largest amount as will result in no portion of the Severance Benefit (or such other payments and/or benefits) not being fully deductible by the Company as a result of Section 280G of the Code.  The determination of the amount of any such required reduction pursuant to the foregoing provision, and the valuation of any non-cash benefits for purposes of such determination, shall be made exclusively by the firm that was acting as the Company’s auditors prior to the Change in Control (whose fees and expenses shall be borne by the Company, and such determination shall be conclusive and binding).

Except as otherwise set forth in this Section 5 or pursuant to the terms of employee benefit plans in which you participate pursuant to Section 4, you shall not be entitled to any compensation or other payment from the Company in connection with the termination of your employment hereunder.  In addition to the Severance Benefit, under circumstances in which the Severance Benefit is payable, you shall also remain eligible to receive group health insurance benefits under the Company’s benefit plans for one year following the termination of your employment with the Company so long as such benefit plans permit such continued participation (or for three years following the termination of your employment with the Company in the event that the enhanced Severance Benefits are payable in connection with a Change in Control pursuant to the third sentence of the first paragraph of this Section 5) (the “Termination Benefit”).

Notwithstanding the Severance Benefit payment schedule described above, if necessary to comply with Section 409A of the Code, during the first six months after your termination, your Severance Benefits will accrue and become payable in a lump sum payment on the second day of the seventh month after termination.

For purposes of this Agreement, the following definitions will apply:  (a) ”Good Reason” shall mean the occurrence of any of the following without your consent which shall remain uncured for a period of not less than thirty (30) days following your delivery of notice of such occurrence to the Company (it being understood that your failure to deliver such notice in a timely manner shall waive your rights to allege Good Reason):  (i) the transfer of your principal place of employment to a geographic location more than 50 miles from the current location of the Company’s principal headquarters, (ii) any material breach of this Agreement by the Company which is not cured or which the Company is not undertaking to cure within thirty (30) days after the Company has received written notice from you identifying the breach in reasonable detail; or (iii) a significant reduction of your duties, position, or responsibilities (including a change in reporting obligations), relative to your duties, position, or responsibilities in effect immediately prior to such reduction; (b) ”Cause” shall mean any of the following acts or circumstances:  (i) willful destruction by you of Company property having a material value to the Company, (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by you against the Company, (iii) your conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude, (iv) your breach, neglect, refusal, or failure to discharge your duties under this Agreement (other than due to Disability) or any Company policy or your failure to comply with the lawful directions of the President, CEO or the Board, in any such case that is not cured within fifteen (15) days after you have received written notice thereof from the President, CEO or the Board, or (v) a willful and knowing material misrepresentation regarding the business or affairs of the Company to the President, CEO or the Board; and (c) ”Disability” shall mean that for a period of three (3) consecutive months or an aggregate of four (4) months in any twelve (12) month period you are incapable of substantially fulfilling the duties of your positions as set forth in Section 1 because of physical, mental or emotional incapacity, injury, sickness or disease to the extent consistent with the Americans with Disabilities Act of 1990 and/or applicable state law.  With regard to the definition of “Disability” in clause (c) above, any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company.  The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.

6.             Confidential Information.  You acknowledge that information obtained by you while employed by the Company or any affiliate thereof concerning the business or affairs of (i) the Company, its affiliates and subsidiaries, including but not limited to trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees or (ii) any enterprise which is the subject of an actual or potential transaction (“Potential Transaction”), considered, evaluated, reviewed or otherwise, made known to Fox Paine & Company, LLC, the Company, its affiliates or subsidiaries, or you (“Confidential Information”) is the property of the Company. You shall not, without the prior written consent of the Board, disclose to any person or use for your own account any Confidential Information except (i) in the normal course of performance of your duties hereunder, (ii) to the extent necessary to comply with applicable laws (provided that you shall give the Company prompt notice providing a reasonable time for the Company to seek a protective order prior to any such disclosure), or (iii) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act.  Upon termination of your employment or at the request of the President, CEO or the Board at any time, you shall deliver to the President, CEO or the Board all documents containing Confidential Information or relating to the business or affairs of the Company, its affiliates and subsidiaries that you may then possess or have under your control.

7.             Non-Solicitation.

a.             Non-Solicitation.  As a means reasonably designed to protect the Company’s Confidential Information, you agree that, for a period of twelve (12) months from the conclusion of the Employment Period, you will not directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity (i) hire, solicit, encourage the resignation of or in any other manner seek to engage or employ any person (other than your personal assistant) who is then, or within the prior three (3) months had been, an employee of the Company, whether or not for compensation and whether or not as an officer, consultant, adviser, independent sales representative, independent contractor or participant, or (ii) call upon, solicit, divert or take away or attempt to solicit, divert or take away, any client, customer, business partner, consultant, patron of the Company, or any other person or entity with whom the Company has a current business relationship or with whom the Company develops such a relationship during the Employment Period, and concerning whom you acquired Confidential Information during the Employment Period.

b.             Scope of Restriction.  If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

c.             Works Made For Hire.  You agree that all intellectual property rights, developments, designs, computer software, inventions, applications and improvements, including but not limited to trade names, assumed names, service names, service marks, trademarks, logos, patents, copyrights, licenses, formulas, trade secrets and technology, whether in design, methods, processes, formulae, machines or devices and all other applications (collectively, “Inventions”), whether made, created, invented, devised, acquired, succeeded to (whether by devise, estate, testamentary disposition or otherwise), or developed for the Company by you during the Employment Period or prior to the date of this Agreement, other than Inventions made, created, invented, devised or developed by you (i) on your own personal time, (ii) without the use of the Company’s equipment, supplies, facilities and resources and (iii) which are not related to the sale, manufacture, distribution, marketing development or provision of products, components, equipment, hardware, other technology or services (of any sort) in the wireless communications industry (collectively, “Unrelated Inventions”), are works made for hire and shall be the exclusive property of the Company without separate compensation to you.  You will, at the request and expense of the Company made at any time, execute and deliver to the Company or its nominee such applications and instruments as may be desirable and appropriate for obtaining for the Company or its nominee, patents, copyrights, trademarks, know-how and other intellectual property protection of the United States and all other countries for vesting in the Company or its nominee, all of your claim, right, title and interest in said Inventions and for maintaining, enforcing and funding the same, and to otherwise vest in or evidence the Company’s or its nominee’s exclusive ownership of all of the rights referred to herein. In the event that, for whatever reason, the results of your past or future work for the Company should not be deemed to be works made for hire, you agree to assign, and you hereby do assign, to the Company or its nominee all claim, right, title and interest, in any country, to each and every of the inventions that is the result of work done in the course of your past or future employment by the Company, or that you create or develop, or that you acquire by whatever means that was created or developed, in whole or in part by using the Company’s equipment, supplies, resources or facilities.  Each and every such assignment is and shall be in consideration of this Agreement with the Company, and no further consideration therefore is or shall be provided to you by the Company.  You hereby waive enforcement of any moral or legal rights which might limit the Company’s rights to exploit any of the foregoing materials in any manner.

d.             Equitable Relief.  You acknowledge that the provisions contained in Sections 6 and 7 of this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such provisions will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate.  Accordingly, in the event of the breach by you of any of the provisions of Sections 6 and 7 of this Agreement, the Company, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce this Agreement, and/or may apply for and have the right to injunctive relief against any act that would violate any of the provisions of this Agreement (without being required to post a bond).  You further agree that injunctive relief may be sought and obtained for any breach or threatened breach of Section 6 or Section 7 without a showing of irreparable injury, in order to prevent any such breach or threatened breach.  Such right to obtain injunctive relief may be exercised, at the option of the Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company may have as a result of any such breach or threatened breach.

8.             Survival.  Any termination of your employment or of this Agreement shall have no effect on the continuing operation of Sections 5, 6, or 7 for the periods specified therein.

9.             Waiver of Claims.  You agree as a condition to your receipt of any Termination Benefit or Severance Benefit pursuant to paragraph 5 hereof, you will agree, as of the date of such termination, to waive, discharge and release any and all claims, demands and causes of action, whether known or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employers, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than employee benefits to be provided pursuant to the terms of paragraph 5 hereof or of any employee benefit plans as set forth in paragraph 4 hereof). Notwithstanding anything contained herein to the contrary, no Termination Benefit or Severance Benefit payments shall be made under this Agreement or otherwise until such time as you have delivered an executed release of claims and any applicable revocation periods under state or federal law have expired.  The Company agrees, as further consideration for your waiver, to concurrently execute a waiver of unknown clams against you on terms and conditions substantially identical to the waiver provided by you (it being understood that the Company may specifically reserve claims identified in writing by the Company at the time that such waiver is provided).

10.           Governing Law.  This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of California.

11.           Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice. Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, three days after the depositing of the same in the United States mail as above stated (or, in the case of registered or certified mail, by the date noted on the return receipt).  Notices shall be addressed as follows:

If to the Executive:
Mr. R. Gregory Miller

If to the Company:	WJ Communications, Inc.
401 River Oaks Parkway
San Jose, CA 95134
Attention: Chief Executive Officer

Either party may change the address to which said notices are to be sent or given by written notice of such change to the other parties in the manner set forth above.

12.           Separability Clause.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

13.           Successors and Assigns; Assignment of Agreement.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successors to its businesses and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise.  This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution

14.           Waiver.  The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.  No term or provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

15.           Entire Agreement.  This Agreement constitute the entire Agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior agreements, whether written or oral, between the parties, relating to the subject matter hereof.  This Agreement shall not be modified except in writing executed by all parties hereto.

16.           Captions.  Titles or captions of Sections and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

17.           Counterparts.  For the purpose of facilitating proving this Agreement, and for other purposes, this Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

18.           Arbitration.  Any dispute, controversy or claim arising under or in connection with this Agreement, or the alleged breach hereof, shall be settled exclusively by private and confidential arbitration conducted by the American Arbitration Association in accordance with the Rules of the Commercial Panel of the American Arbitration Association then in effect (and not the Employment Dispute Resolution Rules).  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any arbitration held hereunder shall take place in Palo Alto, California.  In addition, any dispute, controversy or claim arising under or in connection with your rights or obligations pursuant to any stock option or other equity arrangements between you and the Company, shall be settled exclusively as provided for by the terms of the applicable Company plans.

19.           Legal Fees.  In the event of any dispute hereunder or the enforcement of any right hereunder that requires recourse to arbitration or litigation, the prevailing party therein shall be entitled, in addition to other remedies, to recover legal fees and costs from the non-prevailing party, as determined by the arbitrator(s) or the court.

20.           Reimbursement of Legal Fees. The Company will reimburse you up to $3,000 for reasonable legal advice expenses incurred by you in connection with the negotiation, preparation and execution of this Agreement.

21.           Certain Conditions to Employment.  Notwithstanding anything herein to the contrary, your employment and the Company’s obligations hereunder are conditioned upon your successful passage of a drug and alcohol screening test, the Company’s verification of your past employment and educational experience and the Company’s satisfaction in its sole discretion as to the results of any criminal background investigation or reference inquiry performed by it.

Please execute a copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

Very truly yours,

WJ COMMUNICATIONS, INC.

	By :	/s/ BRUCE W. DIAMOND
	Name:	Bruce W. Diamond
	Title:	President and CEO

Accepted and agreed to:		/s/ R. GREGORY MILLER
Name: Mr. R. Gregory Miller

Annex 1

REPRESENTATIONS AND WARRANTIES

(In the event that you receive WJ Communications stock)

In connection with the purchase and sale of WJ Communications Stock hereunder, you represent and warrant to the Company that:

(a)           The WJ Communications Stock to be acquired by you pursuant to this Agreement shall be acquired for your own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the WJ Communications Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b)           You are an officer of the Company, are sophisticated in financial matters and are able to evaluate the risks and benefits of the investment in the WJ Communications Stock.  You are an “accredited investor”, as defined in Regulation D promulgated under the Securities Act.

(c)           To the extent that any of the securities being purchased by you are not subject to an effective registration statement, you are able to bear the economic risk of your investment in such WJ Communications Stock for an indefinite period of time and you understand that such securities cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(d)           You have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of WJ Communications Stock and have had full access to such other information concerning the Company as you have requested.  You have reviewed, or have had an opportunity to review, a copy of the Stockholders’ Agreement.

(e)           This Agreement constitutes a legal, valid and binding obligation of yours, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by you does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject.

(f)            You are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company.

(g)           You have consulted with independent legal counsel regarding your rights and obligations under this Agreement and you fully understand the terms and conditions contained herein.  You have obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.